UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2011

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 18, 2011, LiveDeal, Inc. (the “Company”) received a letter from Nasdaq’s Listing Qualifications Department informing the Company of its failure to comply with Nasdaq Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on the Nasdaq Capital Market.  As of March 31, 2011, the Company had stockholders’ equity of $2,124,183, as reported in the Quarterly Report on Form 10-Q filed by the Company on May 16, 2011.

In accordance with Listing Rule 5810(c)(2)(C), the Company was given a 45-day period (until July 5, 2011) to provide the Nasdaq staff with a specific plan to achieve and sustain compliance with all of the Nasdaq Capital Market listing requirements, including a time frame for the completion of the plan.  After the Nasdaq staff reviews the Company’s plan, the staff will provide the Company with written notice of its decision.  If the Nasdaq staff rejects the Company’s plan, the Company will have the opportunity to appeal any resulting delisting determination or public reprimand letter to a Nasdaq hearings panel.  During the 45-day period described above, including any extension thereof, and the pendency of an appeal (if any), the Company’s common stock will continue to be traded on the Nasdaq Capital Market.

As of the date of this filing, the Company has not made any final decisions regarding what action(s) to take in response to the letter described above.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s continued employment of Lawrence W. Tomsic as its Chief Financial Officer, the Company entered into an Employment Agreement with Mr. Tomsic, effective as of May 20, 2011 (the “Employment Agreement”).  The Employment Agreement provides for a one-year term of employment, which may be extended upon the parties’ mutual agreement, and an annual base salary of $220,000.  Mr. Tomsic will be entitled to receive an annual performance bonus in the event that the Company reaches certain performance measures established by the Chief Executive Officer or the Board of Directors (or its Compensation Committee).  Mr. Tomsic’s target bonus will be equal to $80,000.

The Employment Agreement further provides that Mr. Tomsic is entitled to an option to purchase 10,000 shares of the Company’s common stock at an exercise price of $3.97 per share, which was equal to the closing price of the Company’s common stock on the date of grant.  The option was granted pursuant to the Company’s Amended and Restated 2003 Stock Plan and will vest according to the following schedule:  3,333 options immediately on the date of grant and 1/32 of the remainder each month beginning on June 20, 2011.  Notwithstanding the foregoing, all unvested shares will immediately vest and become exercisable if a Change in Control (as defined in the Employment Agreement) occurs and Mr. Tomsic’s employment is terminated, or certain other events occur, within the 12-month period following the Change in Control.

If the Company terminates Mr. Tomsic’s employment without Cause (as defined in the Employment Agreement) and certain other conditions are met (including that Mr. Tomsic provide a valid release of claims in favor of the Company), Mr. Tomsic will be entitled to receive a lump sum severance payment equal to his then current monthly salary for each full 12-month period following the date on which Mr. Tomsic first began providing services to the Company.  The Employment Agreement also provides that the Company will reimburse Mr. Tomsic for reasonable business expenses and allows him to participate in its regular benefit programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: May 24, 2011	/s/ Kevin A. Hall
Kevin A. Hall
President and Chief Executive Officer